Filed pursuant to Rule 424(b)(3)

Registration No. 333-259040

Prospectus Supplement No. 10

(To Prospectus dated April 29, 2022)

HIPPO HOLDINGS INC.

This prospectus supplement updates, amends, and supplements the prospectus dated April 29, 2022, as previously amended (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259040). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information (other than any information that is furnished and not deemed filed) contained in our Current Report on Form 8-K (the “Current Report”), which was filed with the Securities and Exchange Commission on September 29, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Hippo Holdings Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “HIPO” and “HIPO.WS.” On September 28, 2022, the closing price of our common stock was $0.87 and the closing price of our warrants was $0.17.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2022

Hippo Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Forest Avenue

Palo Alto, California 94301

(650) 294-8463

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Warrants to purchase common stock	HIPO.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.03	Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information set forth under Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 29, 2022, Hippo Holdings Inc. (the “Company” or “Hippo”) filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its Certificate of Incorporation (the “Charter Amendment”) to effect a one-for-25 reverse stock split of the Company’s common stock (the “Reverse Stock Split”) and a corresponding adjustment to its authorized capital stock, effective as of 11:59 p.m. Eastern Daylight Time on September 29, 2022. The foregoing descriptions of the Charter Amendment are not complete and are subject to, and qualified in their entirety by, the complete text of the Charter Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K, and incorporated by reference into this Item 5.03.

Item 8.01	Other Events.

On September 29, 2022, the Company issued a press release announcing that it had filed the Charter Amendment with the Secretary of State of the State of Delaware and other matters related to the Reverse Stock Split.

A copy of the press release announcing these matters is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

3.1	Certificate of Amendment to the Certificate of Incorporation of Hippo Holdings Inc.

99.1	Press Release dated September 29, 2022

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hippo Holdings Inc.

Date: September 29, 2022	By:	/s/ Stewart Ellis
	Name:	Stewart Ellis
	Title:	Chief Financial Officer